TREK RESOURCES, INC. BOARD OF DIRECTORS APPROVES
REVERSE STOCK SPLIT AS PART OF GOING PRIVATE TRANSACTION

This press release corrects and supersedes the press release issued by Trek Resources, Inc. on January 10, 2005.

DALLAS, TX, January 12, 2005 - Trek Resources, Inc. (the "Company") (OTCBB: TREK) announced on January 10, 2005 that its Board of Directors unanimously approved a 1-for-100 reverse stock split as part of a going private transaction. The reverse stock split has been structured to reduce the number of the Company's stockholders such that the Company will qualify to terminate its registration as a Securities and Exchange Commission ("SEC") reporting company. The reverse stock split is subject to the approval of the Company's stockholders and certain other conditions. There can be no assurance that the reverse stock split will be consummated.

While stockholder approval is necessary, it is anticipated that shares controlled directly or indirectly by Michael E. Montgomery, the Company's Chairman, Chief Executive Officer and President, and his mother, Faye C. Briggs, will be voted, by written consent in lieu of a stockholder meeting, in favor of the reverse stock split. Mr. Montgomery and his mother currently own approximately 59% of the Company's outstanding common stock and 100% of the Company's outstanding Series A convertible preferred stock. The reverse stock split must be approved by (1) the holders of the Company's common stock as a separate class and (2) the holders of the Company's common stock and Series A convertible preferred stock voting together as a single class.

As proposed, the Company's common stockholders will receive cash in the amount of $2.50 per pre-split share in lieu of any fractional shares of post-split common stock as a result of the reverse stock split. As a result, holders of fewer than 100 shares of pre-split common stock at the time of the reverse stock split will not remain Trek stockholders after the reverse stock split. Holders of more than 100 shares of pre-split common stock will receive one share of new post-split common stock for each 100 shares of pre-split common stock, plus cash in lieu of any fractional share. The per share price represents a 14% premium over the closing price of the Company's common stock on January 7, 2005. Our board of directors feel that the $2.50 per pre-split share of common stock to be received by holders of common stock who will hold fractional shares immediately following the reverse stock split is fair, from a financial point of view, to the stockholders.

Upon consummation of the reverse stock split, the Company intends to terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended. The Company will then cease filing reports with the SEC and the Company's common stock will no longer trade on the OTC Bulletin Board.

Mr. Montgomery stated "It is the opinion of Trek's Board of Directors that going private via a reverse stock split is in the best interests of the Company and its stockholders. Trek's common stock is not very liquid in the public market and stockholders do not receive any appreciable benefit from Trek being a public reporting company. In today's business and regulatory environment, the costs and burdens of being a public company far outweigh the benefits for a company the size of Trek."

The Company will mail to the Company's stockholders an Information Statement that will contain important information regarding the reverse stock split. Stockholders of the Company are advised to read the materials in their entirety because they will contain important information. Copies of the Information Statement materials, and certain other documents filed by the Company with the SEC relating to the reverse stock split, will be available without charge at the SEC's website at http://www.sec.gov or from the Company after they are mailed to stockholders. Upon SEC approval, the Company will mail a copy of the Information Statement to all stockholders of record.

Trek is a Dallas-based domestic oil and gas acquisition and production company with oil and gas assets principally in Texas and Oklahoma. More information about the Company may be found at the Company's web site, http://www.trekresources.com/ or by contacting Mr. Montgomery at Trek's headquarters, 4925 Greenville Avenue, Suite 955, Dallas, Texas 75206, telephone number (214) 373-0318, or in the Company's filings with the Securities and Exchange Commission, which may be obtained at the Commission's web site at http://www.sec.gov/.

The announcement of the proposed reverse stock split described above is not a solicitation of a proxy. The reverse stock split is subject to the approval of the Company's stockholders. The Company anticipates that shares controlled directly or indirectly by Trek's directors, executive officers and their affiliates will be voted, by written consent in lieu of a stockholder meeting, in favor of the reverse stock split. The reverse stock split is also subject to, among other things, the receipt of all necessary regulatory approvals.

The Company notes that statements contained in this news release that are not based on historical facts are forward-looking statements and, as such, are subject to uncertainties and risks that could cause actual results to differ materially from those projected or implied by such statements. These risks, contingencies and uncertainties, many of which are beyond the Company's control, include those risk factors that are set forth in the Company's Annual Report on Form 10-K for the year ended September 30, 2004 and the Company's Reports on Form 8-K, on file with the U.S. Securities and Exchange Commission.